Exhibit 10.1

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Agreement (“Agreement”) is made effective as of July 28, 2008, by and between DATARADIO CORPORATION, a Delaware corporation (“Dataradio”), on the one hand, and BIO-KEY INTERNATIONAL, INC., a Delaware corporation (“BIO-key”), on the other hand.  Dataradio and BIO-key may hereinafter individually be referred to as a “Party” and shall hereinafter collectively be referred to as the “Parties”.  Myers, Widders, Gibson, Jones & Schneider, LLP is also a party to this Agreement, solely for the purpose of serving as the Escrow Agent under Section 5 hereof.  This Agreement is entered into with regard to the following facts:

R E C I T A L S

WHEREAS, on or about June 1, 2003, BIO-key’s predecessor-in-interest, Aether Systems, Inc. (“Aether”), entered into a Subcontractor Agreement with Dataradio (the “Subcontractor Agreement”).  BIO-key is the successor-in-interest to the rights and obligations of Aether under the Subcontractor Agreement.  Pursuant to the terms of the Subcontractor Agreement, among other things, Dataradio agreed to provide equipment, products, goods, software and documentation to Aether in connection with the “Copsmart Project” for Aether’s customer, Hamilton County, Ohio; and

WHEREAS, as of April 3, 2008, the balance owing Dataradio by BIO-key pursuant to the Subcontractor Agreement amounted to $2,356,771.00 comprised of $2,149,030.00 owed pursuant to Dataradio invoice number 273 dated January 18, 2008 and $207,741.00 representing amounts retained by BIO-key under previous Dataradio invoices; and

WHEREAS, on April 3, 2008, counsel for Dataradio submitted a demand for payment to BIO-key demanding payment in the sum of $2,356,771.00 (the “Claim”); and

WHEREAS, without admission of any liability or fault, and to avoid the expense and uncertainties of litigation, the Parties wish to settle the Claim, and agree as follows:

NOW, THEREFORE, FOR GOOD CAUSE AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES EXPRESSLY AGREE AS FOLLOWS:

T E R M S  O F  S E T T L E M E N T

1.             Payment Terms.

A.            BIO-key shall pay to Dataradio the sum of $2,356,771.00 (the “Balance”), plus interest at seven percent (7%) per annum on the unpaid balance in accordance with the payment terms and schedule set forth in Attachment “A” hereto and incorporated herein by reference (the “Promised Installment Payments”).  The first “Total Payment” due under the Promised Installment Payments shall be immediately due and payable to Dataradio upon execution of this Agreement by both Parties.

B.            As indicated on Attachment “A”, BIO-key anticipates receiving payments from Hamilton County, Ohio on or about September 1, 2008 in the sum of $236,538.00, and on or about April 1, 2009, in the sum of $808,452.00 (the “Hamilton County Monies”).   Notwithstanding Section 2 hereof, in the event these payments are made by Hamilton County, Ohio to BIO-key directly, within three (3) business days following actual receipt of any or all of the Hamilton County Monies by BIO-key, BIO-key agrees to deliver to Dataradio, in the manner provided in Section 1.E. hereof, the full amount of such payments actually received by BIO-key, without deduction or offset of any kind, which amounts actually received by Dataradio shall be applied to the Balance.  In the event any or all of the Hamilton County Monies are not received by BIO-key or Dataradio, the total amount of the Hamilton County Monies not received shall continue to be included in the Balance and such amount shall be paid at the time of the June 1, 2009 scheduled payment by BIO-key to Dataradio contemplated under the Promised Installment Payments.

C.            The total of any unpaid Balance and accrued interest is due and payable on June 1, 2009.

D.            All payments made shall first be applied to interest then due and the balance applied to the principal to reduce the balance thereof.

E.             All Promised Installment Payments made by BIO-key or on behalf of BIO-key shall be made payable to “Dataradio” and delivered to Erik B. Feingold, Esq. c/o the law offices of Myers, Widders, Gibson, Jones & Schneider, LLP, 5425 Everglades Street, Ventura, California 93003 (the “Payment Address”).

F.             BIO-key shall be entitled to pre-pay, in whole or in part, the remaining unpaid Balance plus accrued interest at any time without penalty.

2.             Assignment of Hamilton County Monies.  BIO-key does hereby irrevocably convey, transfer and assign to Dataradio all of BIO-key’s right, title and interest in and to the Hamilton County Monies.  Concurrently with the execution of this Agreement, BIO-key shall execute the Assignment Agreement, attached hereto as Attachment “B” (the “Hamilton County Assignment”), which assignment instructs Hamilton County, Ohio to make all payments of the Hamilton County Monies payable directly to Dataradio and delivered to the Payment Address.  Upon execution of the Hamilton County Assignment, BIO-key shall deliver, or shall cause to be delivered, the executed Hamilton County Assignment to Hamilton County, Ohio.

3.             Default.  So long as there is no Uncured Default (as defined in Section 4, below)

existing, Dataradio and counsel for Dataradio shall forbear from demanding the payment of the Claim and from exercising, directly or indirectly, any of Dataradio’s rights and remedies against BIO-key with respect to the Claim and any amounts related thereto.  The occurrence of any one or more of the following events, acts or occurrences, unless otherwise waived in writing by Dataradio, shall constitute an event of default (each an “Event of Default”):  (i) BIO-key shall fail to pay as and when due any installment required pursuant to the Promised Installment Payments, or shall fail to pay any interest or other amounts payable under this Agreement as and when due; or (ii) BIO-key shall fail to perform, comply with or observe any agreement, covenant or obligation under Section 7 of this Agreement.  Upon the occurrence of an Event of Default, Dataradio or its counsel shall give notice thereof to BIO-key and its counsel, and BIO-key shall have until the seventh (7th) business day following the date of its receipt of Dataradio’s notice (the “Cure Date”) to cure the Event of Default.  Said notice shall specify the exact Cure Date to cure any monetary Event of Default.  Cure of an Event of Default pertaining to the payment of money shall require that the delinquent payment be received at the Payment Address on or prior to the Cure Date with readily available funds, which shall be accomplished solely by cashier’s check or the wire transfer of funds.  Cure of an Event of Default pertaining to any act or failure to act by BIO-key resulting in a breach of this Agreement other than for the payment of money, shall require that such Event of Default be fully cured on or prior to the Cure Date, or, if the nature of the Event of Default is such that more than seven (7) business days are reasonably required for its cure, BIO-key shall not be deemed to be in default if BIO-key promptly commences the cure on or prior to the Cure Date and diligently and continuously prosecutes such cure to completion within fourteen (14) business days following the Cure Date.  Notwithstanding the notice and cure periods set forth above, any Event of Default occurring more than twice during a twelve (12) month period shall be immediately deemed an Uncured Default (as defined below), and Dataradio shall be entitled, without notice to BIO-key or its attorney, to proceed as provided herein.

4.             Remedies Upon Event of Default.  In the event there exists an Event of Default that, after the giving of notice as and if required under this Agreement, is not timely cured as set forth in Section 3 above (an “Uncured Default”), then the entire unpaid Balance, plus accrued and unpaid interest due thereon, shall automatically become immediately due and payable, and Dataradio and counsel for Dataradio shall be entitled to proceed with entry of judgment (the “Judgment”) for the amount of the unpaid Balance, plus accrued and unpaid interest due thereon.

5.             Confession of Judgment.

A.            Concurrently with the execution of this Agreement, BIO-key will (i) execute a Confession of Judgment Statement and provide an Attorney’s Declaration in support of the Confession of Judgment Statement in the forms attached collectively as Attachment “C” (the “Judgment Documents”) and (ii) deliver the Judgment Documents to the law offices of Myers, Widders, Gibson, Jones & Schneider, LLP, 5425 Everglades Street, Ventura, California 93003 (the “Escrow Agent”), to be held in escrow in accordance with this Agreement.  Notwithstanding anything contained herein, neither Dataradio nor the Escrow Agent shall file or record the Judgment Documents in any manner until there occurs an Uncured Default and the procedures described in Section 5.B(i) below have been satisfied.

B.            The Escrow Agent shall release the Judgment Documents from escrow as follows:

(i)            In the event that the Escrow Agent receives a written declaration under penalty of perjury by an authorized representative of Dataradio stating that an Uncured Default has occurred and attesting to the facts and circumstances surrounding the Event of Default and the Uncured Default, the Escrow Agent shall deliver the Judgment Documents to Dataradio.  Dataradio may then file the Judgment Documents, which filing shall include the declaration described in the preceding sentence, and obtain, by ex parte application in any court of competent jurisdiction in the states of either California, Massachusetts, New Jersey or Minnesota, a judgment against BIO-key as set forth in the Judgment Documents, for the amount of the unpaid Balance, plus accrued and unpaid interest due thereon.  Dataradio may record and enforce the judgment against BIO-key to the fullest extent allowed by law.

(ii)           If no Uncured Default occurs, upon Dataradio’s receipt of the entire unpaid Balance, plus accrued and unpaid interest thereon, pursuant to this Agreement, Dataradio shall, within one (1) business day after receiving such final payment, deliver written notice to the Escrow Agent that such payment has been made.  Within two (2) business days after receiving such notice, the Escrow Agent shall deliver the Judgment Documents to BIO-key.

C.            Should the Judgment Documents be rejected by the Clerk of the Court in any of the states of California, Massachusetts, New Jersey or Minnesota for any reason, or should the Courts in any of the states of California, Massachusetts, New Jersey or Minnesota decline to enter judgment in Dataradio’s favor on the Judgment Documents, then BIO-key will reasonably cooperate in providing Dataradio, or the Court with any and all different or additional documents as may prove necessary in order to have the Judgment entered, consistent with the purposes of this Agreement.

6.             No Appeal from Judgment.  BIO-key acknowledges and agrees that the payment of the Balance which is settled and resolved by this Agreement, and upon which the Judgment would be based is subject to being confessed by judgment.  Accordingly, and in recognition of the fact that such Judgment would be entered by Confession of Judgment, BIO-key acknowledges and agrees that BIO-key has, or would have, no right of appeal from such judgment; nevertheless, BIO-key hereby unconditionally and irrevocably surrenders and waives any and all rights of appeal from such Judgment that BIO-key may arguably have, on any ground whatsoever.

7.             Covenants of BIO-key.

A.           Preservation of Existence.  So long as any portion of the Balance shall remain unpaid, BIO-key shall, unless Dataradio shall otherwise consent in writing, maintain and preserve, , its existence, rights and privileges, and become or remain, , duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

B.            Compliance with Laws.  So long as any portion of the Balance shall remain unpaid, BIO-key shall, unless Dataradio shall otherwise consent in writing, comply, in all material respects, with all applicable laws, rules, regulations, orders, judgments and awards.

C.            Liens.  So long as any portion of the Balance shall remain unpaid, BIO-key shall not, unless Dataradio shall otherwise consent in writing, (i) create, incur, assume or suffer to exist, or permit any of its subsidiaries to create, incur, assume or suffer to exist, any lien, mortgage, deed of trust, pledge, security interest, charge or other encumbrance or security, including any financing lease, deposit arrangement or assignment intended as, or having the effect of, security (a “Lien”), upon or with respect to any of its properties or assets, of any kind or nature, tangible or intangible, and wherever located, whether now or hereafter acquired; (ii) file or knowingly suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement that names it or any of its subsidiaries as debtor; or (iii) sign or suffer to exist any security agreement; other than, as to all of the above, Permitted Liens.  For purposes of this Agreement, “Permitted Liens” shall mean (u) liens for current taxes and assessments not yet due and payable, (v) mechanics’ liens arising in the ordinary course of business, (w) such Liens that may exist as of the date hereof on account of that certain Subordinated Secured Promissory Note dated September 30, 2004 issued by BIO-key and Public Safety Group, Inc. in favor of Aether Systems, Inc., as amended by Amendment No. 1 dated as of January 23, 2006; (x) such Liens that may exist as of the date hereof on account of that certain Securities Purchase Agreement, dated as of January 23, 2006, by and among BIO-key, The Shaar Fund Ltd., Longview Fund, L.P. and Longview Special Finance; (y) such Liens that may exist as of the date hereof on account of that certain Securities Exchange Agreement, dated as of August 10, 2006, by and among BIO-key, The Shaar Fund Ltd., Longview Fund, L.P., Longview Special Finance and certain other holders of BIO-key’s Subordinated Convertible Promissory Notes; and (z) a security interest in BIO-key’s deposit accounts, in an amount not to exceed $50,000, granted to a commercial bank to secure payment and performance under a letter of credit established in conjunction with BIO-key’s lease of its Marlborough, Massachusetts office.

D.            Dividends.  So long as any portion of the Balance shall remain unpaid, BIO-key shall not, unless Dataradio shall otherwise consent in writing, declare or pay any cash dividend or other cash distribution, direct or indirect, on account of any capital stock of BIO-key or any of its subsidiaries, now or hereafter outstanding.

E.            Fundamental Change.  If a Fundamental Change (as defined below) shall occur at any time while any portion of the Balance shall remain unpaid, the entire unpaid Balance shall be immediately paid by BIO-key to Dataradio, plus accrued and unpaid interest; provided, however, if the Fundamental Change results in Net Cash Proceeds (as defined below) equal to less than the then-unpaid Balance, BIO-key shall pay to Dataradio an amount equal to one hundred percent (100%) of such Net Cash Proceeds, which shall reduce the Balance by such amount, and this Agreement shall remain in full force and effect.  For purposes of this Agreement, a “Fundamental Change” shall mean the occurrence of any of the following:  (i) consummation of any share exchange, consolidation, or merger of BIO-key, or any sale, lease or other transfer in one transaction or series of transactions, of all or substantially all of the assets of BIO-key and its subsidiaries, taken as a whole, or an operating division thereof, to any person other than BIO-key or one of its subsidiaries, or (ii) the winding-up, liquidation or dissolution of BIO-key.  For purposes of this Agreement, “Net Cash Proceeds” means the amount of cash actually received from time to time, from any source whatsoever, related to a Fundamental Change by or on behalf of BIO-key or its subsidiaries after deducting therefrom only (w) amounts then owed by BIO-key or its subsidiaries to the holders of any Permitted Liens, (x) bona fide and verified out-of-pocket costs and expenses related thereto incurred by BIO-key or its subsidiaries in connection therewith, (y) transfer taxes paid to any taxing authorities by BIO-key or its subsidiaries in connection therewith, and (z) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions).

F.            Maintenance of Properties.  BIO-key shall, and shall cause each of its subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all properties and other assets useful or necessary to its business.

8.             Jurisdiction and Venue.  As further set forth in this Section 8, this Agreement shall and in all respects be governed by and construed in accordance with the laws of the states of California, Massachusetts, New Jersey and/or Minnesota, depending upon the nature of the dispute and where a Judgment is sought to be obtained, applicable to agreements of this nature made and fully to be performed in such states by residents thereof.  Each party hereby submits itself, to the fullest extent permitted by applicable law, to the jurisdiction and venue of the states of California, Massachusetts, New Jersey or Minnesota with respect to entry of the Judgment and hereby waives any and all objections it may have with respect to the jurisdiction of such forums or the inconvenience of such forums or venues.  Except for the entry of the Judgment, with respect to any other dispute, controversy, interpretation or differences which may arise between or among the Parties out of or in connection with this Agreement or breach thereof, each party hereby submits itself, to the fullest extent permitted by applicable law, to the jurisdiction and venue of the State of California and hereby waives any and all objections it may have with respect to the jurisdiction of such forum or the inconvenience of such forum or venue.

9.             Release of Claims.  Except as otherwise set forth in this Agreement, in consideration for this Agreement and the other consideration set forth hereinabove all acknowledged as adequate, the Parties hereto release and forever discharge, subject to the rights available to Dataradio upon the occurrence of an Uncured Default, each other and their predecessors, successors, heirs, assigns, employees, owners, agents, attorneys, subsidiaries, insurance carriers and divisions or affiliated corporations with which they were previously or hereinafter affiliated in any manner (also jointly referred to herein as “Released Parties”), from any and all claims, demands, causes of action, obligations, damages, attorney’s fees, costs and liabilities, whether or not now known, suspected or claimed, which the Parties ever had, now have, or may claim to have against Released Parties, or any of them, as of the date the Parties execute this Agreement by reason of any act or omission solely regarding the Claim.  Notwithstanding any other provision of this Agreement, the releases contained herein shall not limit, affect, or apply to any of the Parties’ obligations under this Agreement.  It is also expressly understood and agreed between the Parties that this Agreement does not apply to any other claims between the Parties other than the Claim.  The release set forth hereinabove is a limited general release of all claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever that are described in the release and is intended to encompass all known and unknown, foreseen or unforeseen claims which the parties to this Agreement hereto may have as of the date the releasing Parties execute this Agreement or by reason of any act or omission concerning any matter or thing stated, claimed or alleged, or could have been alleged solely regarding the Claim.  The Parties hereto acknowledge that they may hereafter discover facts different from those or in addition to those they now know or believe to be true with respect to the Claim that is the subject of this release set forth hereinabove, and they expressly agree to assume the risk of possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.  Further, the releasing Parties to this Agreement agree to waive and relinquish all rights and benefits they may have under Section 1542 of the California Civil Code and any related rights under the laws of the states of Massachusetts, New Jersey or Minnesota.  California Civil Code Section 1542 reads as follows:

“ A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Dataradio                                   BIO-key

10.           Successor and Assigns.  This Agreement and the covenants and conditions contained herein shall apply to, be binding upon, and inure to the benefit of the respective representatives, assigns, successors, employees and insurers of the parties hereto; provided, however, BIO-key shall not assign any of its obligations under this Agreement without the prior written consent of Dataradio.

11.           No Prior Assignments.  The Parties represent that there has been no assignment, sale, or transfer, by operation of law or otherwise of any claim, right or interest released and that each of the Parties has the authority and right to settle, compromise and release any claim, right or interest released.

12.           Representations and Warranties.  Each Party represents and warrants to the other Party as follows:

A.           This Agreement is the product of negotiation and preparation by and between each Party and their respective attorneys.  Therefore, the Parties acknowledge and agree that this Agreement shall not be deemed prepared or drafted by one Party or another and should be construed accordingly.

B.            Neither Party has made any statement or representation regarding the facts relied upon in entering into this Agreement and the Parties do not rely upon statements, representations or comments of any of the Parties in executing this Agreement, or in making this settlement, except as expressly stated in this Agreement.  They further represent and warrant that the consideration recited in this Agreement is the sole and only consideration for this Agreement, and no representations, promises or inducements have been made by any Party or its officers, employees, agents or attorneys thereof other than those appearing in this Agreement.

C.            Each Party has read this Agreement and understands its contents.

D.            Each Party has full corporate power and authority to execute and deliver this Agreement, the Hamilton County Assignment and each of the Judgment Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by each Party of this Agreement, the Hamilton County Assignment and each of the Judgment Documents to which it is a party have been duly and validly authorized by all necessary corporate action.  This Agreement, the Hamilton County Assignment and each of the Judgment Documents to which such Party is a party has been duly executed and delivered by such Party.  This Agreement, the Hamilton County Assignment and the Judgment Documents to which such Party is a party constitute the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its and their respective terms.  The persons who have executed this Agreement, the Hamilton County Assignment and the Judgment Documents on behalf of the Parties are duly authorized and have the full power and authority of the Parties to do so.

F.             The Parties acknowledge and agree that this Agreement is entered into as part of a compromise and settlement of disputed claims.  The Parties further acknowledge and agree that acceptance of the Agreement is not an admission of any facts, matter or things.  Neither this Agreement nor any of its terms shall be offered or received as evidence in any proceeding in any forum as an admission of any liability or wrongdoing on the part of any person released by this Agreement, except a proceeding related to this Agreement.

G.            Dataradio represents and warrants to BIO-key that Dataradio owns all right, title and interest in and to the Claim, free and clear of any liens or other encumbrances, and that no other person or entity has any right (beneficial or otherwise) to any portion of the Claim or to make any other claim against BIO-key for any portion of the Balance.

13.           Attorney’s Fees; Expert’s Fees; Costs.   In the event that any action, suit or other proceeding (including any and all appeals or petitions therefrom) is instituted to remedy, prevent or obtain relief from a breach of this Agreement, or arising out of or related to this Agreement, the prevailing Party shall recover all reasonable attorney’s and expert fees and costs in addition to any other relief to which that Party may be entitled.  Further, in the event any amendment of this Agreement, workout, restructuring or similar arrangement is initiated at the request of or on behalf of BIO-key, BIO-key shall promptly pay after demand any and all costs and expenses (including attorney’s fees) incurred by Dataradio in connection with such amendment, workout, restructuring or similar arrangement.

14.           Confidentiality.  Except as provided herein and except in a confidential communication with such Party’s attorneys, such Party’s accountants, or its officers, directors, and affiliates, or as otherwise required by applicable law or by a court of competent jurisdiction, no Party nor any of such Party’s agents or representatives (including such Party’s attorneys) will at any time publish, disseminate, or communicate to any third party, directly or indirectly, any information relating to the terms and conditions of this Agreement (including but not limited to any payments to be made pursuant to this Agreement).

15.           Notices.  Unless otherwise expressly provided herein, any notices to be furnished under this Agreement will be sufficient if in writing and (i) hand delivered, (ii) sent by certified or registered mail, (iii) by nationally recognized overnight courier, (iv) by facsimile or (v) by e-mail, if notice is also contemporaneously sent by one of the other methods of delivery.  Notices sent pursuant to the provisions of this section shall be deemed delivered on the earlier of actual receipt or two (2) business days after transmittal.  All notices shall be addressed as follows:

If to Dataradio:

Dataradio Corporation
1401 North Rice Avenue
Oxnard, California 93030
Attn: Rick Vitelle
Telephone: 805-419-8344
Facsimile: 805-482-5842
E-mail: rvitelle@calamp.com

with a copy (which shall not constitute notice) to:

Myers, Widders, Gibson, Jones & Schneider, LLP
5425 Everglades Street
Ventura, California 93003
Attention: Erik B. Feingold, Esq.
Facsimile: 805-650-5177
E-mail: efeingold@mwgjs.com

If to BIO-key:

BIO-key International, Inc.
3349 Highway 138
Building D, Suite B
Wall, NJ 07719
Attn: Michael W. DePasquale

Telephone: 732-359-1111
Facsimile:
E-Mail: mike.depasquale@bio-key.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: Brian J. Carr, Esq.
Facsimile: 617-248-4000
E-mail: bcarr@choate.com

Either Dataradio or BIO-key may at any time change the address to which notices are to be given to it by notice to the other in accordance with the terms hereof.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, by either facsimile or scanned signatures, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17.           Independent Representation.  Each Party acknowledges that it has been represented by independent counsel of its own choosing throughout the negotiations which preceded the execution of this Agreement, and that this Agreement was executed with the consent and advice of such independent legal counsel.

18.           Entire Agreement.  This Agreement and the Judgment Documents constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement and the Claim.

19.           Amendment.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each Party and otherwise as expressly set forth herein.

20.           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

21.           Time of the Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

22.           Waiver.  No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

23.           Further Assurances.  From time to time after the execution of this Agreement, and for no further consideration, each of the Parties shall execute, acknowledge and deliver such assignments, transfers, consents and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[signature page follows]

WHEREFORE, the Parties hereto have executed this Agreement as of the date first set forth above.

BIO-KEY INTERNATIONAL, INC.

		By:	/s/ Michael W. DePasquale

Name:

Title:

DATARADIO CORPORATION

		By:	/s/ Richard K. Vitelle

Name:

Title:

Acknowledged and agreed, solely for the purpose
of serving as the Escrow Agent in accordance with
Section 5 hereof:

MYERS, WIDDERS, GIBSON, JONES & SCHNEIDER, L.L.P.,
as Escrow Agent

By	/s/ Erik B. Feingold
Erik B. Feingold